Exhibit 32.1
CERTIFICATE OF
PRINCIPAL EXECUTIVE OFFICER
OF
AMERICAN CELLULAR CORPORATION
I, Steven P. Dussek, Chief Executive Officer and principal executive officer of American Cellular Corporation (the “Company”), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the three and six months ended June 30, 2006, (the “Report”):
a.	fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that

b.	the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at June 30, 2006, and the results of the Company’s operations for the three and six months ended June 30, 2006.

August 9, 2006	/s/ STEVEN P. DUSSEK
Steven P. Dussek
Chief Executive Officer and principal executive officer